Exhibit 99.1

Emerge Energy Services LP Increases Its Credit Facility

Southlake, Texas — December 12, 2013 — On December 10, 2013, Emerge Energy Services LP (“Emerge”) entered into the third amendment (the “Amendment”) to the revolving credit and security agreement, dated as of May 14, 2013 (as amended, the “Credit Agreement”), among Emerge, as parent guarantor, each of its subsidiaries, as borrowers (the “Borrowers”), PNC Bank, National Association (“PNC Bank”), as administrative agent and collateral agent, and the other lenders party thereto (together with PNC Bank, the “Lenders”).

The Amendment amended the Credit Agreement to (i) increase the aggregate amount of the Lenders’ revolving commitments from $150 million to $200 million, (ii) add two additional Lenders and (iii) modify the commitment percentages of the Lenders. Emerge, the Borrowers and PNC Bank previously entered into the first and second amendments to the Credit Agreement to revise certain administrative provisions in the Credit Agreement.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the businesses of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and gas wells.  Emerge also processes transmix, distributes refined motor fuels and biodiesel, operates bulk motor fuel storage terminals, and provides complementary services.

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